Exhibit 10.22

AMENDMENT DATED NOVEMBER 10, 2016 TO THE MARRIOTT INTERNATIONAL, INC. STOCK AND CASH INCENTIVE PLAN, THE STARWOOD 2013 LONG-TERM INCENTIVE COMPENSATION PLAN, THE STARWOOD 2004 LONG-TERM INCENTIVE COMPENSATION PLAN, THE STARWOOD 2002 LONG-TERM INCENTIVE COMPENSATION PLAN, AND THE STARWOOD 1999 LONG-TERM INCENTIVE COMPENSATION PLAN

BOARD OF DIRECTORS
OF
MARRIOTT INTERNATIONAL, INC.

NO:        BOARD 2016 -- 28

DATE:        November 10, 2016

Approval of Amendment to the
Marriott International, Inc. Stock and Cash Incentive Plan

WHEREAS, Marriott International, Inc. (the “Company”) maintains the Marriott International, Inc. Stock and Cash Incentive Plan (the “Plan”);

WHEREAS, pursuant to Article 17.1 of the Plan, the Board may at any time amend the Plan;

WHEREAS, the change-in-control protections under the Plan, which provide for acceleration of award vesting and distribution in the event of a Covered Termination of Employment (as defined in the Plan) in connection with a Change in Control (as defined in the Plan), currently apply only to participants who are Executive Vice Presidents or above or in a position at market reference code 18 or above;

WHEREAS, the Compensation Policy Committee (the “Committee”) has recommended that the Board approve an amendment to the Plan to (i) extend the same Change in Control protections to all employee participants for both awards currently outstanding and awards granted hereafter, except as the Committee may otherwise explicitly provide in prospective award agreements under the Plan, and to (ii) make related changes to promote tax efficiency; and

WHEREAS, the Board has reviewed the Committee’s recommendation and believes it is reasonable and appropriate.

NOW THEREFORE, BE IT RESOLVED, that the Board hereby approves and adopts the amendment to the Plan substantially in the form attached hereto as Exhibit A; and

BE IT FURTHER RESOLVED that the Chairman, Chief Executive Officer, and any Vice President of the Company, or their designees, are authorized in the name of, and on behalf of, the Company to take any and all such actions and to expend such funds as shall be necessary or appropriate, in their judgment, to carry out the intent and purposes of these Resolutions.

Approval Related to Change-In-Control Protections
Under Starwood Plans and Awards

WHEREAS, prior to the consummation of the merger transactions by which Starwood Hotels & Resorts Worldwide, LLC (then known as Starwood Hotels & Resorts Worldwide, Inc.) (“Starwood”) became a wholly-owned subsidiary of the Company (the “Merger”), Starwood maintained the Starwood Hotels & Resorts Worldwide, Inc. 2013 Long-Term Incentive Compensation Plan, the Starwood Hotels & Resorts Worldwide, Inc. 2004 Long-Term Incentive Compensation Plan, the Starwood Hotels & Resorts Worldwide, Inc. 2002 Long-Term Incentive Compensation Plan, the Starwood Hotels & Resorts Worldwide, Inc. 1999 Long-Term incentive Compensation Plan and the Starwood Hotels & Resorts Worldwide, Inc. 1995 Long-Term Incentive Plan (collectively, the “Starwood Plans”);

WHEREAS, pursuant to the Merger, the Company has assumed the Starwood Plans and all awards granted thereunder, all references therein to “Company” have been amended to mean the Company, and all references therein to “Board” have been amended to mean the Board of Directors of the Company;

WHEREAS, the change-in-control protections for outstanding awards under the Starwood Plans include certain presumptions regarding the circumstances surrounding a participant’s termination of employment (“Rebuttable Presumptions”) that govern unless the Company establishes to the Board by clear and convincing evidence to the contrary that they are not correct, including, without limitation, positions regarding whether employment was terminated for Cause, for Good Reason, or in connection with or in anticipation of a Change in Control, each as defined in the applicable Starwood Plan or award agreement;

WHEREAS, the Committee has recommended that, in order to increase administrative efficiency, the Board delegate to the Board of Managers of Starwood Hotels & Resorts Worldwide, LLC the authority to determine whether the Company has overcome Rebuttable Presumptions by clear and convincing evidence to the contrary;

WHEREAS, the Board has reviewed the Committee’s recommendation and believes it is reasonable and appropriate; and

WHEREAS, the Board wishes to rename the Starwood Plans because Starwood Hotels & Resorts Worldwide, Inc. no longer exists with that name.

NOW THEREFORE, BE IT RESOLVED, that the Board hereby delegates to the Board of Managers of Starwood Hotels & Resorts Worldwide, LLC (the “Starwood Board”) the authority to determine whether the Company has overcome Rebuttable Presumptions by clear and convincing evidence to the contrary;

BE IT FURTHER RESOLVED that the Starwood Plans are each renamed by replacing “Starwood Hotels & Resorts Worldwide, Inc.” in their titles with “Starwood Hotels & Resorts Worldwide”; and

BE IT FURTHER RESOLVED that the Chairman, Chief Executive Officer, and any Vice President of the Company, or their designees, are authorized in the name of, and on behalf of,

the Company to take any and all such actions and to expend such funds as shall be necessary or appropriate, in their judgment, to carry out the intent and purposes of these Resolutions.

By the Board of Directors

Bancroft S. Gordon
Corporate Secretary

EXHIBIT A

AMENDMENT TO THE
MARRIOTT INTERNATIONAL, INC. STOCK AND CASH INCENTIVE PLAN

THIS AMENDMENT to the Marriott International, Inc. Stock and Cash Incentive Plan, as amended and restated effective January 1, 2008, and as subsequently amended from time to time (the “Plan”), is made this __ day of November, 2016 with immediate effect, as follows:

1.	The first paragraph of Section 15.1 is hereby amended to read as follows (new language underlined and deleted language struck):

15.1    Treatment of Awards. ~~Effective for any Awards granted to or held by Participants on or after November 7, 2008,~~ Except as otherwise explicitly provided in any Award agreement with a grant date on or after February 1, 2016, if a Participant who is actively employed by the Company ~~as an Executive Vice President or above or in a position at market reference code 18 or above~~ incurs a Covered Termination of Employment (as defined in Article 15.2 below) within three (3) months preceding or twelve (12) months following a Change in Control (as defined in Article 15.3 below), then the following shall occur with respect to any Awards held by or granted to such Participant (or any Beneficiary) immediately following the later to occur of such Change in Control and such Covered Termination of Employment (the “Trigger Date):

2.	Section 15.1(c) is hereby amended, solely for purposes of clarity, by replacing each instance therein of the term “Other Cash-Based Awards” with the term “Other Cash Performance-Based Awards.”

3.	The final paragraph of Section 15.3 is hereby amended to read as follows (new language underlined and deleted language struck):

Notwithstanding the foregoing provisions of Article 15.3, with respect to any Award that is subject to Code Section 409A, ~~in order to be treated as a Change in Control,~~ if any event described in this Article 15.3 ~~also must~~ does not qualify as a “change in control event” within the meaning of Code Section 409A(a)(2)(A)(v) and the regulations thereunder, then such event shall constitute a Change in Control for purposes of the foregoing provisions of Section 15.3 only to the extent such status does not result in taxation pursuant to Code Section 409A, and appropriate provision shall be made for the protection of any rights to future distribution, including, without limitation, a nonqualified deferred compensation account allocation of equivalent value.